Exhibit 1

  JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, par value $1.00 per share, of McDermott International, Inc., a Panamanian corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of June, 2019.

CHATTERJEE FUND MANAGEMENT, LP

By:	/s/ Purnendu Chatterjee
Name: Purnendu Chatterjee
Title: General Partner

/s/ Purnendu Chatterjee
Purnendu Chatterjee